Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Investment Trust

We consent to the use of our report dated October 26, 2016 with respect to the financial statements of Nuveen Large Cap Growth Fund, a series of Nuveen Investment Trust, incorporated herein by reference, and to the references to our firm under the headings “Service Providers” in the Proxy Statement/Prospectus, “Financial Highlights” in the accompanying Prospectus dated March 31, 2017 and “Financial Highlights” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

May 15, 2017